AGREEMENT


This Agreement entered into as of the 29th day of March, 2004 between Air Packaging Technologies, Inc., a Delaware corporation with offices in Valencia, California (Air Packaging") and Oranco, Inc., a Nevada corporation with offices in Las Vegas, Nevada. ("Oranco")



                           PRELIMINARY STATEMENT

Air Packaging in a public company engaged in the manufacture of a proprietary form of plastic packaging. It has recently ceased all business operations for lack of capital. During the past three years it has entered into a series of agreements with 3M Corporation ("3M") pursuant to which 3M was, among other things, granted the exclusive right to sell Air Packaging's products in the industrial protective packaging market.

Air Packaging's current financial condition has resulted from 3M's failure to sell products pursuant to its exclusive agreements. Air Packaging believes that 3M's failure to sell said products constitutes a breach of its agreements with Air Packaging and desires to institute legal action against 3M. However, it currently lacks funds to commence and prosecute such legal action.

Air Packaging has requested Oranco to finance such legal action against 3M and Oranco has agreed to finance such legal action under the terms and conditions set forth in this Agreement.

NOW THEREFORE, THE PARTIES AGREE AS FOLLOWS.

1. Oranco hereby agrees to lend to Air Packaging sufficient funds to commence and prosecute legal action against 3M and to prosecute such action to a conclusion, subject to its right to cease providing such funds as set forth in Paragraph 4 hereof. It is understood that all funds provided by Oranco pursuant to this Agreement shall be treated as loans, subject to repayment. Each advance by Oranco shall bear interest at the rate of 12% per annum or the highest legal rate of interest in the State of California, whichever shall be lower. Advances shall include all amounts paid to outside legal counsel or any other individual or company providing assistance to Air Packaging, including but not limited to current or former employees of Air Packaging and shall be evidenced by a note or series of notes in the form of Exhibit A attached hereto.

2. In consideration for Oranco's providing the necessary funds as set forth on Paragraph 1, Air Packaging shall repay such funds out of any and all amounts received from 3M and shall further pay Oranco an amount equal to


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     60% of Air  Packaging's  "net  recovery"  from 3M, whether by settlement or judgment and whether or not legal action against 3M has actually been commenced. "Net recovery shall mean the gross amount which Air Packaging shall receive from 3M as a result of the commencement or threat of commencement of a legal action against 3M less all amounts paid by Air Packaging in connection with the prosecution of such legal action.

3. In further consideration for Oranco's agreement to advance funds, Air Packaging agrees that it shall not enter into any settlement with 3M without Oranco's written consent. In the event that Air Packaging shall nevertheless enter into a settlement with 3M without Oranco's consent, Oranco's share of such settlement shall be increased to 80% of Air Packaging's net recovery from 3M.

4. The parties acknowledge that the cost of litigation will be substantial and somewhat unpredictable. Consequently, Oranco retains the right to terminate its obligations under this Agreement at any time on 30 days written notice to Air Packaging. In the event it shall terminate and its total payments at such time shall be less than $50,000, its share of Air Packaging's net recovery from 3M shall be reduced from 60% to 40%. In the event that it shall terminate its payment after paying $50,000 or more, its share of Air Packaging's net recovery shall remain at 60%.

5. Air Packaging agrees that it shall keep Oranco informed of all developments in the legal action against 3M and shall consult regularly with Oranco and request its advice and counsel as to strategy to be pursued in such legal action. Oranco's representative for this purpose shall be Claudio Gianascio until changed by Oranco in writing. All communications with Air Packaging shall until further notice be to Donald Ochacher, Air Packaging's President and Chief Executive Officer. Written communications to Mr. Ochacher shall either be by email to dochacher@aol.com or by mail addressed to Donald M. Ochacher, 6259 Randi Avenue, Woodland Hills, Ca 91367.

6. As security for the performance of Air Packaging's obligations under this Agreement, including but not limited to the payment of all sums to which Oranco may become entitled under this Agreement, Air Packaging grants to Oranco a security interest in all of the assets of Air Packaging. Oranco is hereby authorized to file, and Air Packaging hereby ratifies and approves Oranco's filing of, any and all UCC financing statements and other perfection certificates to perfect the security interest authorized hereby and created by the Security Agreement to be entered into by gthe parties.



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7.   As a further  condition for the financial  obligations of Oranco under this
     Agreement,   Air  Packaging  shall  deliver  to  Oranco  the  Subordination
     Agreement in the form of Exhibit A hereto duly executed by the parties.

8.   This Agreement represents the entire understanding of the parties hereto

IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date first above written.

     AIR PACKAGING TECHNOLOGIES, INC.         ORANCO, INC. .


     By S/ Donald Ochacher                    By S/ Claudio Gianascio
        ------------------------------           -----------------------------
        Donald Ochacher, President               Claudio Gianascio, President